EXHIBIT 11

                           GRACO INC. AND SUBSIDIARIES

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                                                     (Unaudited)

                                                     Thirteen Weeks Ended
                                                     --------------------
                                               March 31, 2000     March 26, 1999
                                               --------------     --------------
                                                     (In thousands except
                                                       per share amounts)

Net earnings applicable to common shareholders
   for basic and diluted earnings per share           $14,975            $11,201
                                               --------------     --------------

Weighted average shares outstanding for
   basic earnings per share                            20,393             20,104



Dilutive effect of stock options computed
   using the treasury stock method and the
   average market price                                   319                502


Weighted average shares outstanding for diluted
   earnings per share                                  20,712             20,606


Basic earnings per share                              $   .73            $   .56
                                               --------------     --------------

Diluted earnings per share                            $   .72            $   .54
                                               --------------     --------------